Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, February 17, 2017 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.045774 per unit, payable on March 28, 2017, to unitholders of record on February 28, 2017. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.045774 per unit is lower than the $0.091087 per unit distributed last quarter. As compared to the previous quarter, the prices for both oil and natural gas produced and included in the current distribution have decreased, while the volume of oil and natural gas produced and included in the current distribution has increased. This distribution is lower than the $0.089795 per unit distributed in the comparable quarter in 2016. As compared to the comparable quarter in 2016, the price realized for natural gas produced and included in the current distribution has increased, while the price realized for oil produced and included in the current distribution has decreased; and the volume of natural gas produced and included in the current distribution decreased, while the volume of oil produced and included in the current distribution has increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

A copy of Marine’s 2016 tax information is now available on Marine’s website.

*            *             *

Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839